Exhibit (d)(3)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

        Amendment made as of June 1, 2005 to the Investment Management Agreement dated as the 26th day of February, 1998 (the “Agreement”), by and between TD WATERHOUSE PLUS FUNDS, INC. f/k/a NATIONAL INVESTORS CASH MANAGEMENT FUND, INC., a Maryland corporation, whose address is 100 Wall Street, New York, New York 10005 (the “Fund”) and TD ASSET MANAGEMENT USA INC., f/k/a WATERHOUSE ASSET MANAGEMENT, INC., a Delaware corporation, whose address is 100 Wall Street, New York, New York 10005 (the “Investment Manager”). The Agreement includes the Amendment made as of April 4, 2002.

WITNESSETH:

WHEREAS, the Company and the Investment Manager desire to amend the Agreement to reflect the current name of each party.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. The name of the Investment Manager is TD ASSET MANAGEMENT USA INC. and the name of the Fund is TD WATERHOUSE PLUS FUNDS, INC.

2. All of the terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD WATERHOUSE PLUS FUNDS, INC.

By: Name:	/s/ George O. Martinez George O. Martinez Title: President

TD ASSET MANAGEMENT USA INC.

By: Name:	/s/ Michele R. Teichner Michele R. Teichner Title: Senior Vice President